EX.99.CODE ETH

CODE OF ETHICS OF FOUNDER FUNDS

TRUST

Adopted on September 26, 2025, pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

1. Purpose

This Code of Ethics (the “Code”) is designed to ensure that Access Persons of Founder Funds Trust (the “Trust”), on behalf of its series, the Founder 100 ETF (the “Fund”), act in the best interests of the Fund and its shareholders. The Code promotes ethical conduct, prevents conflicts of interest, and prohibits fraudulent, deceptive, or manipulative practices in connection with personal securities transactions, in compliance with Rule 17j-1 under the 1940 Act.

2. Definitions

2.1 Access Person: Any Trustee, Officer, or employee of the Trust or the Fund’s investment adviser, Founder ETFs LLC (the “Adviser”), who has access to nonpublic information regarding the Fund’s portfolio holdings or securities transactions, or who is involved in making securities recommendations for the Fund.

2.2 Covered Security: Any security as defined in Section 2(a)(36) of the 1940 Act, except: (i) direct obligations of the U.S. government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, (iii) shares issued by registered open-end investment companies (mutual funds), and (iv) shares of money market funds.

2.3 Beneficial Ownership: Ownership of a security where an Access Person directly or indirectly has or shares voting power, investment control, or a pecuniary interest (e.g., through family members, trusts, or partnerships), as defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

2.4 Material Nonpublic Information: Information about the Fund or a security that is not publicly available and, if disclosed, would likely affect the security’s price or influence an investor’s decision to buy or sell.

2.5 Fund: The Founder 100 ETF, a series of the Trust.

2.6 Chief Compliance Officer (CCO): The individual designated by the Trust to administer this Code, as required by Rule 38a-1 under the 1940 Act.

3. Prohibited Activities

Access Persons may not: (a) Engage in any act, practice, or course of business that is fraudulent, deceptive, or manipulative in connection with the purchase or sale of a Covered Security held or to be acquired by the Fund. (b) Trade, either personally or on behalf of others, while in possession of Material Nonpublic Information. (c) Engage in personal securities transactions that conflict with the Fund’s trades, including front-running (trading ahead of the Fund) or scalping (trading to profit from Fund-induced price movements). (d) Participate in initial public offerings (IPOs) or private placements without prior approval from the CCO. (e) Engage in short-term trading (buying and selling a Covered Security within 60 days) if held or to be acquired by the Fund, unless exempted by the CCO.

4. Reporting Requirements

4.1 Initial Holdings Report: Each Access Person must submit to the CCO, within 10 days of becoming an Access Person, a report of all holdings in Covered Securities in which they have Beneficial Ownership, including the title, number of shares, and principal amount of each security.

4.2 Quarterly Transaction Reports: Access Persons must submit to the CCO, within 30 days of the end of each calendar quarter, a report of all transactions in Covered Securities in which they have Beneficial Ownership, including the date, title, number of shares, principal amount, and broker/dealer used.

4.3 Annual Holdings Report: Access Persons must submit to the CCO, within 45 days of the end of each calendar year, an updated report of all holdings in Covered Securities.

4.4 Exemptions: Reports are not required for transactions in exempt securities (as defined in Section 2.2) or transactions effected through automatic investment plans, provided such plans do not permit the Access Person to alter or control individual transactions.

4.5 Review: The CCO shall review all reports to identify potential violations of this Code.

5. Pre-Clearance of Transactions

5.1 Requirement: Access Persons must obtain prior written approval from the CCO before engaging in any transaction in a Covered Security that is held or to be acquired by the Fund or in an IPO or private placement.

5.2 Process: Requests for pre-clearance must be submitted to the CCO in writing, specifying the security, number of shares, and proposed transaction date. The CCO shall respond within two business days.

5.3 Exemptions: Pre-clearance is not required for transactions in exempt securities (as defined in Section 2.2) or transactions under automatic investment plans.

6. Confidentiality

Access Persons must maintain the confidentiality of nonpublic information regarding the Fund’s portfolio holdings, creation/redemption baskets, or securities transactions, except as required in the performance of their duties or as permitted under Rule 6c-11 for ETF transparency.

7. Gifts and Outside Activities

7.1 Gifts: Access Persons may not accept gifts or entertainment exceeding $100 in value per year from any person or entity doing business with the Fund, except as approved by the CCO.

7.2 Outside Activities: Access Persons must obtain CCO approval before serving as a director, officer, or employee of a public company or engaging in outside business activities that may conflict with the Fund’s interests.

8. Enforcement and Sanctions

8.1 Identification: The CCO shall monitor compliance with this Code through report reviews, transaction monitoring, and other procedures.

8.2 Reporting Violations: Access Persons must promptly report any suspected violations to the CCO. The CCO shall investigate and report material violations to the Board of Trustees.

8.3 Sanctions: Violations of this Code may result in sanctions, including warnings, fines, disgorgement of profits, suspension, or termination, as determined by the CCO and approved by the Board.

8.4 Inadvertent Violations: The CCO may grant exceptions for inadvertent or minor violations that do not harm the Fund or its shareholders, subject to Board notification.

9. Recordkeeping

The Trust shall maintain records of: (a) This Code and any amendments. (b) All reports submitted by Access Persons. (c) Violations and sanctions imposed. (d) Annual reviews and Board approvals. Records shall be maintained for at least five years, as required by Rule 17j-1 (d).

10. Board Oversight

10.1 Approval: This Code has been approved by the Board of Trustees, including a majority of Independent Trustees, as required by Rule 17j -1.

10.2 Annual Review: The Board shall review this Code annually to ensure its adequacy and effectiveness, with a report from the CCO on compliance and any material violations.

11. Amendments

Any amendments to this Code require approval by the Board, including a majority of Independent Trustees.

Approved by the Board of Trustees

By.	/s/ Michael C. Monaghan
Name:	Michael C. Monaghan
Title:	Chairman